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Sub-Item 77Q3

Certification pursuant to Item 77Q3 of Form N-SAR

Attached please find as an exhibit to Sub-Item 77Q3 of Form N-SAR, a copy of the Certification of the Fund's Chief Compliance Officer with respect to procedures adopted by the Funds reasonably designed to achieve compliance with the laws and conditions of the exemptive order issued by the Securities and Exchange Commission that permits the Fund to participate in an interfund lending facility.

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                                                                   EXHIBIT 77Q3

77Q3

Certification pursuant to Item 77Q3 of Form N-SAR

I, Charles Park, as the Chief Compliance Officer for BlackRock-advised Funds (the "Funds"), hereby certify that the Funds and BlackRock Advisors, LLC have implemented procedures reasonably designed to achieve compliance with the terms and conditions of the exemptive order issued by the Securities and Exchange Commission that permits the Funds to participate in an interfund lending facility./1/ Specifically, procedures have been designed to achieve the following objectives:

(a) that the InterFund Loan Rate will be higher than the Repo Rate, but lower than the Bank Loan Rate;

(b) compliance with the collateral requirements as set forth in the Application;

(c) compliance with the percentage limitation on interfund borrowing and lending;

(d) allocation of interfund borrowing and lending demand in an equitable manner and in accordance with procedures established by the Board of the Fund; and

(e) that the InterFund Loan Rate does not exceed the interest rate on any third-party borrowings of a borrowing Fund at the time of the InterFund Loan.

/s/ Charles Park
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Charles Park
Chief Compliance Officer
BlackRock-advised Funds

Date: August 23, 2017

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/1/  Terms used by not defined herein shall have the meaning ascribed to them in the aforementioned exemptive order. See BlackRock Funds, et al., Investment Company Act Release Nos. 32209 (August 8, 2016) (notice), and 32252 (Sept. 6, 2016) (order).